As filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	85-1873463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12915 Old Virginia Road Reno, Nevada	89521
(Address of Principal Executive Offices)	(Zip Code)

Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan
Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan
(Full title of the plan)

Denis Phares

Chief Executive Officer

Dragonfly Energy Holdings Corp.

12915 Old Virginia Road

Reno, Nevada 89521

(Name and address of agent for service)

Tel: (775) 662 - 3448

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Dragonfly Energy Holdings Corp. (the “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) and the Company’s Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock available for grant and issuance under the 2022 Plan is subject to an automatic annual increase on January 1 of each year beginning in 2023 by an amount equal to the lesser of (i) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; or (ii) a number of shares of Common Stock determined by the Board of Directors of the Company (the “2022 Plan Evergreen Provision”). On January 1, 2026, the number of shares of Common Stock available for grant and issuance under the 2022 Plan increased by 483,148 shares of Common Stock.

The number of shares of Common Stock available for grant and issuance under the ESPP is subject to an automatic annual increase on January 1 of each year by an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (ii) 166,666 shares of Common Stock; or (iii) a number of shares of Common Stock determined by the Board of Directors of the Company (the “ESPP Evergreen Provision”). On January 1, 2026, the number of shares of Common Stock available for grant and issuance under the ESPP increased by 120,787 shares of Common Stock.

This Registration Statement registers a total of 603,935 shares of Common Stock comprised of: (i) 483,148 shares of Common Stock which were available for grant and issuance under the 2022 Plan pursuant to the 2022 Plan Evergreen Provision as of January 1, 2026; and (ii) 120,787 shares of Common Stock which were available for grant and issuance under the ESPP pursuant to the ESPP Evergreen Provision as of January 1, 2026.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as (i) the 28,955 shares of Common Stock registered for issuance under the 2022 Plan and the 27,382 shares of Common Stock registered for issuance under the ESPP pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-268784) filed on December 13 2022, and subsequently amended by Post-Effective Amendment No. 1 filed on August 30, 2023, (ii) the 19,232 shares of Common Stock registered for issuance under the 2022 Plan and the 8,141 shares of Common Stock registered for issuance under the ESPP pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-274277) filed on August 30, 2023, (iii) the 26,782 shares of Common Stock registered for issuance under the 2022 Plan and 6,695 shares of Common Stock registered for issuance under the ESPP pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-280173) filed on June 13, 2024, (iv) the 28,930 shares of Common Stock registered for issuance under the 2022 Plan and 7,232 shares of Common Stock registered for issuance under the ESPP pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-286400) filed on April 4, 2025 and (v) the 900,000 shares of Common Stock registered for issuance under the 2022 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-291627) filed on November 18, 2025.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statements on Form S-8 (Registration Nos. 333-268784, 333-274277, 333-280173, 333-286400 and 333-291627), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) filed with the SEC on March 31, 2025;

●	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 16, 2025, August 14, 2025 and November 14, 2025, respectively;

●	the Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2025, February 5, 2025, February 27, 2025, March 10, 2025, March 24, 2025, April 28, 2025, May 8, 2025, June 3, 2025, June 13, 2025, June 24, 2025,June 27, 2025, July 7, 2025, July 21, 2025, July 29, 2025, July 30, 2025, September 4, 2025, October 6, 2025, October 15, 2025, October 16, 2025, October 20, 2025, October 21, 2025, November 5, 2025, December 18, 2025 and January 30, 2026 and on Form 8-K/A filed with the SEC on October 16, 2025 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

●	the description of the Common Stock of the Company contained in its Registration Statement on Form 8-A, filed on August 10, 2021 under Section 12(b) of the Exchange Act including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.18 to the Form 10-K.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

		Incorporated By Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
4.1	Articles of Incorporation of Dragonfly Energy Holdings Corp.	8-K	3.1	03/31/2023
4.2	Certificate of Amendment to the Articles of Incorporation of Dragonfly Energy Holdings Corp., dated November 29, 2023.	8-K	3.1	11/29/2023
4.3	Bylaws.	8-K	3.2	03/31/2023
4.4	Specimen Common Stock Certificate of Dragonfly Energy Holdings Corp.	8-K	4.1	10/11/2022
4.5	Certificate of Amendment to the Articles of Incorporation of Dragonfly Energy Holdings Corp., dated November 19, 2024.	8-K	3.1	11/22/2024
4.6	Certificate of Amendment to the Articles of Incorporation of Dragonfly Energy Holdings Corp., dated April 25, 2025.	8-K	3.1	04/28/2025
4.7	Certificate of Amendment to the Articles of Incorporation of Dragonfly Energy Holdings Corp., as filed with the Secretary of State of the State of Nevada, dated December 15, 2025.	8-K	3.1	12/18/2025
5.1*	Opinion of Parsons Behle & Latimer.
23.1*	Consent of Marcum LLP.
23.3*	Consent of Parsons Behle & Latimer (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of this Registration Statement).
99.1	Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan.	8-K	10.5	10/11/2022
99.2	Dragonfly Energy Holdings Corp. Employee Stock Purchase Plan.	8-K	10.6	10/11/2022
107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reno, Nevada, on March 6, 2026.

Dragonfly Energy Holdings Corp.

By:	/s/ Denis Phares
Denis Phares
President, Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Denis Phares as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Denis Phares	Chairman, President, Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer) (Principal Financial and Accounting Officer)	March 6, 2026
Denis Phares

/s/ Luisa Ingargiola	Director	March 6, 2026
Luisa Ingargiola

/s/ Brian Nelson	Director	March 6, 2026
Brian Nelson

/s/ Perry Boyle	Director	March 6, 2026
Perry Boyle